Exhibit 23.3
ORCHARD PARTNERS, INC.
Fairness Opinions, Business Appraisals, Advice in MESA
339 Main Street
Concord, MA 01742
jjohnso@rchardpartnersinc.com
(978) 369-8200
July 11, 2007
Board of Directors
Adnexus Therapeutics, Inc.
100 Beaver Street
Waltham, MA 02453
Dear Board Members:
     We hereby consent to the inclusion in the registration statement on Form S-1 of Adnexus Therapeutics, Inc. for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common equity of Adnexus Therapeutics, Inc. and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, not do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
Orchard Partners, Inc.
By:/s/ Joel F. Johnson
Joel F. Johnson
Principal